UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

PARAMETRIC SOUND CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	27-2767540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1941 Ramrod Avenue, Suite #100 Henderson, Nevada 89014 (888) 477-2150
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND
ITEMS OF FORM 10

Our information statement is filed as Exhibit 99.1 to this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the Information Statement.

Item No.	Caption	Location in Information Statement
Item 1.	Business
See “Executive Summary,” “The Spin-Off,” “Capitalization and Financing,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Certain Relationships and Related Party Transactions”

Item 1A.	Risk Factors	See “Risk Factors”
Item 2.	Financial Information	See “Capitalization and Financing,” “Unaudited Pro Forma Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”
Item 3.	Properties	See “Business — Properties”
Item 4.	Security Ownership of Certain Beneficial Owners and Management	See “Security Ownership of Certain Beneficial Owners and Management”
Item 5.	Directors and Executive Officers	See “Management”
Item 6.	Executive Compensation	See “Director Compensation” and “Executive Compensation”
Item 7.	Certain Relationships and Related Transactions, and Director Independence	See “Management” and “Certain Relationships and Related Party Transactions”
Item 8.	Legal Proceedings	See “Legal Proceedings”
Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	See “Executive Summary” and “Dividend Policy”
Item 10.	Recent Sales of Unregistered Securities	Not applicable
Item 11.	Description of Registrant’s Securities to be Registered	See “The Spin-Off,” “Dividend Policy” and “Description of Our Capital Stock”
Item 12.	Indemnification of Directors and Officers	See “Limitation of Liability and Indemnification of Directors and Officers”
Item 13.	Financial Statements and Supplementary Data	See “Unaudited Pro Forma Financial Statements” and “Index to Financial Statements” and the statements referenced therein
Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable
Item 15.	Financial Statements and Exhibits	See “Unaudited Pro Forma Financial Statements” and “Index to Historical Financial Statements” and the statements referenced therein

(a)           List of Financial Statements and Schedules

The following financial statements are included in the Information Statement and filed as part of this Registration Statement on Form 10:

(1)  Financial Statements of Parametric Sound Corporation, including Report of Independent Registered Public Accounting Firm and
(2) Unaudited Interim Financial Statements of Parametric Sound Corporation

(b)           Exhibits

The following documents are filed as exhibits hereto unless otherwise indicated:

Exhibit No.		Exhibit Description
2.1	*	Form of Separation and Distribution Agreement by and between LRAD Corporation and Parametric Sound Corporation
3.1	*	Articles of Incorporation of Parametric Sound Corporation
3.2	*	Bylaws of Parametric Sound Corporation
4.1	*	Form of Common Stock Certificate of Parametric Sound Corporation
4.2	*	Form of Stock Purchase Warrant
4.3	*	Form of 8% Subordinated Promissory Note
10.1	*	Form of Tax Sharing Agreement by and between Parametric Sound Corporation and LRAD Corporation
10.2	*	Form of License and Royalty Agreement between Syzygy Licensing LLC and Parametric Sound Corporation
10.3	*	Parametric Sound Corporation 2010 Stock Option Plan
10.4	*	Form of Stock Option Grant Notice and Stock Option Agreement under the 2010 Stock Option Plan
10.5	*	Form of Indemnification Agreement to be entered into between Parametric Sound Corporation and its directors and officers
10.6	*	Funding Commitment Letter dated July 26, 2010
99.1		Preliminary Information Statement of Parametric Sound Corporation, dated August 27 , 2010

____________
*           Previously filed.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PARAMETRIC SOUND CORPORATION

Dated: August 27 , 2010	By:	/s/ ELWOOD G. NORRIS
Name: Elwood G. Norris
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.		Exhibit Description
2.1	*	Form of Separation and Distribution Agreement by and between LRAD Corporation and Parametric Sound Corporation
3.1	*	Articles of Incorporation of Parametric Sound Corporation
3.2	*	Bylaws of Parametric Sound Corporation
4.1	*	Form of Common Stock Certificate of Parametric Sound Corporation
4.2	*	Form of Stock Purchase Warrant
4.3	*	Form of 8% Subordinated Promissory Note
10.1	*	Form of Tax Sharing Agreement by and between Parametric Sound Corporation and LRAD Corporation
10.2	*	Form of License and Royalty Agreement between Syzygy Licensing LLC and Parametric Sound Corporation
10.3	*	Parametric Sound Corporation 2010 Stock Option Plan
10.4	*	Form of Stock Option Grant Notice and Stock Option Agreement under the 2010 Stock Option Plan
10.5	*	Form of Indemnification Agreement to be entered into between Parametric Sound Corporation and its directors and officers
10.6	*	Funding Commitment Letter dated July 26, 2010
99.1		Preliminary Information Statement of Parametric Sound Corporation, dated August 27 , 2010

____________
*           Previously filed.